UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 17, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Agreement

On April 17, 2009, the disinterested member of the board of directors approved an amendment to the Board of Directors Compensation Policy to allow for the grant of restricted stock units in lieu of nonqualified stock options to the outside members of the board of directors. The form of restricted stock unit agreement is attached hereto as Exhibit 99.1.

Specifically, as amended, the Board of Directors Compensation Policy provides for the following compensation amounts for the outside members of our board of directors:

Equity Compensation:

•

Initial Grant. Upon joining the board of directors, each outside director will receive an initial stock option or restricted stock unit grant (as shall be determined by the board of directors) (the “Initial Grant”) with a fair value at the time of grant equal to approximately $200,000 (with the number of underlying shares and/or the exercise price to be determined in accordance with the company’s equity grant policies). For option grants, one-third (1/3) of the shares subject to the Initial Grant will vest on the one-year anniversary of vesting start date, with 1/36 of the total shares subject to the Initial Grant vesting monthly over the next two years, such that the Initial Grant will be fully vested three (3) years following the vesting start date, subject to the outside director continuing his or her service on such dates. For restricted stock unit grants, one-third (1/3) of the shares subject to the Initial Grant will vest on each of the first three anniversaries of the vesting start date, such that the Initial Grant will be fully vested three (3) years following the vesting start date, subject to the outside director continuing his or her service on such dates.

•

Annual Grant. At each annual meeting after the first year of service on the board of directors, each outside director will receive an additional option or restricted stock unit grant (as shall be determined by the board of directors) with a fair value at the time of grant anticipated to be approximately $125,000 (with the number of shares and the exercise price to be determined in accordance with the company’s equity grant policies) (the “Annual Grant”). The vesting schedules for Annual Grants will be the same as those for Initial Grants.

Cash Compensation

•	Quarterly Cash Compensation. Each outside director will receive $4,000 per quarter for service as a director.

•	Meeting Attendance. Each outside director will receive $1,000 for each board of directors meeting and committee meeting attended in person ($500 for meetings attended by telephone).

•

Compensation for Committee Chairs. In addition to the amounts described above, the chairmen of the audit, compensation and nominating and corporate governance committees of the board of directors will receive $5,000, $1,000 and $1,000 per quarter, respectively.

The cash compensation to which outside directors are entitled remains unchanged. A copy of the Board of Directors Compensation Policy is attached hereto as Exhibit 99.2.

Item 5.02.	Compensatory Arrangements of Certain Officers

On April 17, 2009, the compensation committee of our board of directors approved the 2009 Performance-Based Incentive Program for our named executive officers (the “2009 Performance-Based Incentive Program”). The amounts that are eligible to be paid pursuant to the Annual Performance-Based Incentive Program are tied to our achievement of certain financial objectives, as measured by EBITDA as well as our achievement of our customer service and culture of excellence goals and objectives. The maximum bonus potential for each of our chief executive officer, chief operating officer and chief financial officer for 2009 is equal to 100% of each such executive’s base salary. The maximum bonus for each of our chief medical officer and our senior vice president and general counsel for 2009 is equal to 80% of each such executive’s base salary.

•	If we achieve less than 90% of our target for EBITDA, then no amounts will be paid under the 2009 Performance-Based Incentive Program.

•

For every $100,000 we exceed 90% of the annual target for EBITDA, each officer’s incentive compensation will be increased by 1.33%, subject to the cap as described above. For example, if we exceed the 90% of the EBITDA target by $200,000, each executive officer’s incentive compensation would be increased by 2.66%.

•

Once the amount of incentive compensation for each officer is established based upon the company’s performance of its EBITDA targets, each officer’s incentive compensation for 2009 can then be reduced by up to 40% based upon the individual’s overall performance and the company’s performance on its customer centric and culture of excellence goals.

A copy of the 2009 Performance-Based Incentive Program is attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Form of restricted stock unit agreement.

99.2	Board of Directors Compensation Policy, adopted April 17, 2009.

99.3	2009 Performance-Based Incentive Compensation Program, adopted April 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Paul E. Cartee
Paul E. Cartee
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Form of restricted stock unit agreement.

99.2	Board of Directors Compensation Policy, adopted April 17, 2009.

99.3	2009 Performance-Based Incentive Compensation Program, adopted April 17, 2009.